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                                                            EXHIBIT 21.1
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                              OCI HOLDINGS CORP.



                             List of Subsidiaries
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OCI (N) Corp., a Delaware corporation

New South Holdings Corp., a Delaware corporation

Mass Communications Corp., a Delaware corporation

     . OCI Holdings Corp. owns 59% of the outstanding Common Stock and 31% of the outstanding Preferred Stock of Mass Communications Corp.
     . New South Holdings Corp. owns 41% of the outstanding Common Stock and 69% of the outstanding Preferred Stock of Mass Communications Corp.

Outdoor Communications, Inc., a Mississippi corporation

     . Outdoor Communications, Inc. is a wholly-owned subsidiary of Mass Communications Corp.